EXHIBIT 3.71

Form 201 (Revised 1/06) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: $300	Certificate of Formation For-profit Corporation	This space reserved for office use.

Article 1 – Entity Name and Type
The filing entity being formed is a for-profit corporation. The name of the entity is:
Horizon Health Austin, Inc.

The name must contain the word “corporation,” “company,” “incorporated,” “limited” or an abbreviation of one of these terms.

Article 2 – Registered Agent and Registered Office
(Select and complete either A or B and complete C)
☑ A. The initial registered agent is an organization (cannot be entity named above) by the name of:
CT Corporation System

OR
☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

First Name	M.I.	Last Name	Suffix
C. The business address of the registered agent and the registered office address is:

350 N. St. Paul Street	Dallas	TX	75201

Street Address	City	State	Zip Code

Article 3 – Directors
(A minimum of 1 director is required.)
The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:
Director 1 — Frank J. Baumann First Name M.I. Last Name Suffix —— —— —— — 2941 South Lake Vista Drive Lewisville TX 75067 USA Street or Mailing Address City State Zip Code Country

Director 2 — First Name M.I. Last Name Suffix — Street or Mailing Address City State Zip Code Country —— —— —— —— — Director 3 — First Name M.I. Last Name Suffix —— —— —— — Street or Mailing Address City State Zip Code Country —— —— —— —— —

Article 4 – Authorized Shares
(Provide the number of shares in the space below, then select option A or option B, do not select both.)
The total number of shares the corporation is authorized to issue is: 1,000
☑ A. The par value of each of the authorized shares is: $1.00
OR
☐ B. The shares shall have no par value.
If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the preferences, limitations, and relative rights of each class in the space provided for supplemental information on this form.

Article 5 – Purpose
The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code.

Supplemental Provisions/Information
Text Area: [The attached addendum, if any, is incorporated herein by reference.]

Organizer
The name and address of the organizer:
David K. Meyercord

Name

2941 South Lake Vista Drive	Lewisville	TX	75067

Street or Mailing Address	City	State	Zip Code

Effectiveness of Filing (Select either A, B, or C.)
A. ☑ This document becomes effective when the document is filed by the secretary of state.
B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:
The following event or fact will cause the document to take effect in the manner described below:

Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
Date: 3/15/07

/s/ David K. Meyercord

Signature of organizer

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